                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                           Caliper Technologies Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    130876105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-(c)

         [X]      Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 2 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates
           I.R.S. #13-6300995
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  0
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      500,772

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     500,772

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           500,772
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           2.12%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           PN
---------- -----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 3 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates II, L.P.
           I.R.S. #13-3844754
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     338,715

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     338,715

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          338,715
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          1.43%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          PN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 4 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael C. Brooks
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  2,923
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      839,487

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     2,923

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     839,487

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           842,410
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.56%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
---------- -----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 5 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph E. Casey
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  901
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      839,487

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     901

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     839,487

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           840,388
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.56%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
---------- -----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 6 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Eric Copeland
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  307
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      839,487

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     307

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     839,487

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           839,794
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.56%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
---------- -----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 7 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony B. Evnin
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  54,960
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       54,960

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            894,447
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.79%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 8 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Thomas R. Frederick
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  2,129
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      839,487

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     2,129

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     839,487

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           841,616
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.57%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
---------- -----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 9 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            David R. Hathaway
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  22,622
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       22,622

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            862,109
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.65%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 10 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Patrick F. Latterell
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  40,555
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       40,555

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            880,042
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.73%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 11 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ted H. McCourtney
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b)

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  69,647
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       69,647

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            909,134
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.85%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 12 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ray A. Rothrock
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b)

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  33,983
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       33,983

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POW

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


            873,470
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.70%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 13 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimberley A. Rummelsburg
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      845,108

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       845,108

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


            845,108
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.58%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 14 of 21 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony Sun
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  54,819
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      839,487

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       54,819

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       839,487

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


            894,306
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.79%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.  130876105                                             13 G                               Page 15 of 21 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael F. Tyrrell
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  8,449
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      839,487

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     8,449

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     839,487

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           847,936
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           3.59%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           IN
---------- -----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 16 of 21 pages

         Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Caliper Technologies Corp.

Item 1(a)         Name of Issuer
--------------------------------

                  Caliper Technologies Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices
-----------------------------------------------------------------

                  605 Fairchild Drive
                  Mountain View, CA  94043-2234

Item 2(a)         Name of Person Filing
---------------------------------------

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")

                  Michael C. Brooks
                  Joseph E. Casey
                  Eric Copeland
                  Anthony B. Evnin
                  Thomas R. Frederick
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun
                  Michael F. Tyrrell

Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  New York Office:                    Menlo Park Office:
                  30 Rockefeller Plaza                2494 Sand Hill Road
                  Room 5508                           Suite 200
                  New York, NY 10112                  Menlo Park, CA 94025


Item 2(c)         Citizenship
-----------------------------

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II and all are citizens of the United States of America. Ted H. McCourtney is a retired General Partner of Venrock and Venrock II and is a citizen of the United States of America.

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  130876105

                                                             Page 17 of 21 pages

Item 3            Not applicable.
------

Item 4            Ownership
---------------------------

                  (a) and (b)

                  Venrock owns 500,772 shares or 2.12% of the outstanding shares of common stock. Venrock II owns 236,918 shares or 1.00% of the outstanding shares of common stock.

                  Michael C. Brooks beneficially owns 842,410 shares or 3.56% of the outstanding shares of common stock. Joseph E. Casey beneficially owns 840,388 shares or 3.56% of the outstanding shares of common stock. Eric Copeland beneficially owns 839,794 shares or 3.56% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 894,447 shares or 3.79% of the outstanding shares of common stock. Thomas R. Frederick beneficially owns 841,616 shares or 3.57% of the outstanding shares of common stock. David R. Hathaway beneficially owns 862,109 shares or 3.65% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 880,042 shares or 3.73% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 909,134 shares or 3.85% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 873,470 shares or 3.70% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 845,108 shares or 3.58% of the outstanding shares of common stock. Anthony Sun beneficially owns 894,306 shares or 3.79% of the outstanding shares of common stock. Michael F. Tyrrell beneficially owns 847,936 shares or 3.59% of the outstanding shares of common stock.

                  (c)

                  Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 500,772 shares of common stock. Vemrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 236,918 shares of common stock.

                  Michael C. Brooks has sole voting and dispositive power over 2,923 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Joseph E. Casey has sole voting and dispositive power over 901 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Eric Copeland has sole voting and dispositive power over 307 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 54,960 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Thomas
                  R. Frederick has sole voting and dispositive power over 2,129 shares of common stock and dispositive power over 839,487 shares of common stock. David R. Hathaway has sole voting and dispositive power over 22,622 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 40,555 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 69,647 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 33,983 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Kimberley A. Rummelsburg has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 845,108 shares of common stock. Anthony Sun has sole voting and dispositive power over 54,819 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock. Michael F. Tyrrell has sole voting and dispositive power over 8,449 shares of common stock and shared voting and dispositive power over 839,487 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                                             Page 18 of 21 pages

Item 6            Ownership of More than Five Percent of Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7            Identification and Classification of the Subsidiary which
---------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company
                  ---------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  This schedule is being filed pursuant to Rule 13d-1(d). The identities of the eleven General Partners and one retired General Partner of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not applicable.

Item 10           Certification
-------------------------------

                  Not applicable.

                                                             Page 19 of 21 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2001                           VENROCK ASSOCIATES


                                            By: /s/Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2001                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2001                           GENERAL PARTNERS


                                            /s/Michael C. Brooks
                                            ---------------------------------
                                            Michael C. Brooks

                                            /s/Joseph E. Casey
                                            ---------------------------------
                                            Joseph E. Casey

                                            /s/Eric Copeland
                                            ---------------------------------
                                            Eric Copeland

                                            /s/Anthony B. Evnin
                                            ---------------------------------
                                            Anthony B. Evnin

                                            /s/Thomas R. Frederick
                                            ---------------------------------
                                            Thomas R. Frederick

                                            /s/David R. Hathaway
                                            ---------------------------------
                                            David R. Hathaway

                                            /s/Patrick F. Latterell
                                            ---------------------------------
                                            Patrick F. Latterell

                                            /s/Ted H. McCourtney
                                            ---------------------------------
                                            Ted H. McCourtney

                                            /s/Ray A. Rothrock
                                            ---------------------------------
                                            Ray A. Rothrock

                                            /s/Kimberley A. Rummelsburg
                                            ---------------------------------
                                            Kimberley A. Rummelsburg

                                            /s/Anthony Sun
                                            ---------------------------------
                                            Anthony Sun

                                            /s/Michael F. Tyrrell
                                            ---------------------------------
                                            Michael F. Tyrrell

                                                             Page 20 of 21 pages

                                  Exhibit Index

Exhibit No.                                                                        Page No.
-----------                                                                        --------
   99.1            Agreement pursuant to 13d-1(k)(1) among Venrock Associates,        21
                   Venrock Associates II, L.P. and the General Partners thereof